Exhibit 99.1

Staples, Inc. Announces Fourth Quarter and Full Year 2014 Performance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--March 6, 2015--Staples, Inc. (Nasdaq: SPLS) announced today the results for its fourth quarter and fiscal year ended January 31, 2015. Total company sales for the fourth quarter of 2014 were $5.7 billion, a decrease of four percent compared to the fourth quarter of 2013. On a GAAP basis, the company reported a net loss of $260 million, or $0.41 per share, compared to net income of $212 million, or $0.33 per diluted share, achieved in the fourth quarter of 2013. Fourth quarter 2014 results on a GAAP basis include $410 million of pre-tax charges for the impairment of goodwill in the company’s Australia, China, and South America businesses, as well as $74 million of pre-tax restructuring and other charges.

Total company sales grew one percent during the fourth quarter, excluding the impact of store closures in North America during the past year and changes in foreign exchange rates. Excluding the impact of charges taken during the fourth quarter of 2014, the company reported non-GAAP net income of $198 million, or $0.31 per diluted share.

Fourth Quarter 2014 Highlights

  Achieved North American Commercial sales growth of five percent.
  Grew sales in Staples.com eight percent in U.S. dollars, or nine percent on a local currency basis.
  Grew North American copy and print sales in the high single digits in comparable stores, and double digits in both Staples.com and Contract.
  Increased total company gross profit as a percentage of sales by 62 basis points.
  Increased International Operations business unit income by 45 percent.
  Secured more than $250 million of annualized cost savings in 2014 as part of a previously announced plan to eliminate at least $500 million of annualized costs by the end of 2015.
  Closed 169 stores in North America in 2014 as part of a previously announced plan to close at least 225 stores by the end of 2015.
  Returned $496 million to shareholders through cash dividends and share repurchases in 2014.

Fourth Quarter 2014 Financial Summary
	Fourth Quarter
(dollar amounts in millions, except per share data)	2014	2013	Change
Total company sales	$5,656	$5,873	-3.7%
Total company sales excluding the impact of store closures and changes in foreign exchange rates*			0.8%

GAAP operating income	-$197	$338	-$535
Non-GAAP operating income*	$287	$338	-$51

GAAP operating income rate	-3.5%	5.8%	-923 basis points
Non-GAAP operating income rate*	5.1%	5.8%	-69 basis points

GAAP net income	-$260	$212	-$473
Non-GAAP net income*	$198	$212	-$14

GAAP earnings per diluted share	-$0.41	$0.33	NM
Non-GAAP earnings per diluted share*	$0.31	$0.33	-6%

*Indicates a non-GAAP measure. Refer to “Presentation of Non-GAAP Information” and the accompanying reconciliations for more detailed information about these non-GAAP measures.

“During the fourth quarter we achieved strong sales growth in our North American delivery businesses, further optimized our retail store network, and improved profitability in our International business,” said Ron Sargent, Staples’ chairman and chief executive officer. “Our strategic reinvention is gaining momentum, and in 2015 we expect to benefit from the investments we’ve made to accelerate sales and earnings growth.”

Total company non-GAAP operating income rate declined 69 basis points to 5.07 percent from an operating income rate of 5.76 percent achieved during the fourth quarter of 2013. This decline primarily reflects increased incentive compensation and investments to accelerate growth. The decline was partially offset by improved product margins and reduced rent expense.

On a GAAP basis, the company’s effective tax rate for the fourth quarter was negative 26.5 percent. The company’s non-GAAP effective tax rate for the fourth quarter of 2014 was 28.6 percent, compared to the company’s effective tax rate of 32.5 percent in the fourth quarter of 2013. This decline reflects the December 2014 extension of certain provisions in the U.S. tax code that allow for the deferral of income tax on certain foreign earnings. This legislation resulted in a 32.0 percent non-GAAP effective tax rate for the full year 2014, versus the company’s non-GAAP effective tax rate of 32.5 percent for the full year 2013.

Full Year 2014 Financial Summary
	Full Year
(dollar amounts in millions, except per share data)	2014	2013	Change
Total company sales	$22,492	$23,114	-2.7%
Total company sales excluding the impact of store closures and changes in foreign exchange rates*			-0.1%

GAAP operating income	$310	$1,178	-$868
Non-GAAP operating income*	$959	$1,242	-$283

GAAP operating income rate	1.4%	5.1%	-371 basis points
Non-GAAP operating income rate*	4.3%	5.4%	-111 basis points

GAAP net income from continuing operations	$135	$707	-$572
Non-GAAP net income from continuing operations*	$623	$761	-$137

GAAP earnings per diluted share from continuing operations	$0.21	$1.07	-80%
Non-GAAP earnings per diluted share from continuing operations*	$0.96	$1.16	-17%

*Indicates a non-GAAP measure. Refer to “Presentation of Non-GAAP Information” and the accompanying reconciliations for more detailed information about these non-GAAP measures.

For the full year 2014, total company sales decreased three percent to $22.5 billion compared to full year 2013. Total company sales were flat versus the prior year, excluding the impact of store closures in North America during the past year and changes in foreign exchange rates.

On a GAAP basis, the company reported net income from continuing operations of $135 million, or $0.21 per share, compared to net income of $707 million, or $1.07 per diluted share, achieved in the full year 2013. Excluding the impairment of goodwill during the fourth quarter of 2014, as well as restructuring and other charges recorded during 2014 and 2013, the company reported non-GAAP net income from continuing operations of $623 million, or $0.96 per diluted share, during 2014, compared to $761 million, or $1.16 per diluted share, achieved during the prior year.

The company generated operating cash flow of $1.0 billion and invested $361 million in capital expenditures in 2014, resulting free cash flow of $682 million for the full year. The company utilized free cash flow to repurchase 15 million shares for $189 million and returned $307 million to shareholders through cash dividends in 2014. At the end of 2014, the company had $1.7 billion in liquidity, including $627 million in cash and cash equivalents.

North American Stores and Online
	Fourth Quarter			Full Year
(dollar amounts in millions)	2014	2013	Change	2014	2013	Change
Sales	$2,699	$2,900	-6.9%	$10,449	$11,103	-5.9%
Comparable sales*			-1%			-2%
Comparable store sales			-4%			-4%
Staples.com sales growth			9%			8%

Operating income	$135	$176	-$41	$473	$733	-$260
Operating income rate	5.0%	6.1%	-108 basis points	4.5%	6.6%	-208 basis points

*Comparable sales includes comparable store sales and Staples.com sales growth excluding the impact of changes in foreign exchange rates.

Sales for the fourth quarter of 2014 were $2.7 billion, a decrease of seven percent compared to the fourth quarter of 2013. Sales growth was negatively impacted by approximately four percent due to store closures during the past year. Changes in foreign exchange rates also negatively impacted fourth quarter 2014 sales growth by approximately two percent. Comparable sales, which combines comparable store sales and Staples.com sales growth excluding the impact of changes in foreign exchange rates, declined one percent versus the prior year. Sales declines in business machines and technology accessories and computers, were partially offset by growth facilities and breakroom supplies, cut sheet paper, copy and print, furniture, and core office supplies. Comparable store sales decreased four percent, reflecting a four percent decline in average order size and a one percent decline in traffic versus the prior year. Staples.com sales grew eight percent in U.S. dollars, or nine percent on a local currency basis, during the fourth quarter of 2014. Operating income rate decreased 108 basis points to 5.0 percent compared to the fourth quarter of 2013. This decline primarily reflects increased incentive compensation expense, investments to accelerate growth online, as well increased delivery expense. This was partially offset by increased gross margin rate in retail stores and online as a result of favorable product mix, and reduced rent and labor expense as a result of store closures.

For the full year 2014, North American Stores and Online achieved sales of $10.4 billion, a decrease of six percent compared to 2013. Sales growth was negatively impacted by approximately two percent due to store closures during the past year. Changes in foreign exchange rates negatively impacted full year 2014 sales growth by approximately one percent. Full year 2014 operating income rate declined 208 basis points to 4.5 percent versus 2013. In 2014, the company closed 152 stores in the U.S. and closed 17 stores in Canada, ending the year with 1,679 stores in North America.

North American Commercial
	Fourth Quarter			Full Year
(dollar amounts in millions)	2014	2013	Change	2014	2013	Change
Sales	$2,059	$1,963	4.9%	$8,271	$8,042	2.8%

Operating income	$145	$167	-$22	$571	$604	-$33
Operating income rate	7.1%	8.5%	-145 basis points	6.9%	7.5%	-61 basis points

Sales for the fourth quarter of 2014 were $2.1 billion, an increase of five percent compared to the fourth quarter of 2013. This primarily reflects growth in facilities and breakroom supplies, furniture, print and promotional products, as well as business machines and technology accessories, partially offset by sales declines in ink and toner. Operating income rate decreased 145 basis points to 7.1 percent compared to the fourth quarter of 2013. This decline primarily reflects higher incentive compensation expense and investments in sales force to drive growth in categories beyond office supplies. This was partially offset by the positive impact of fixed expenses on increased sales.

For the full year 2014, North American Commercial achieved sales of $8.3 billion, an increase of three percent compared to 2013. Full year 2014 operating income rate decreased 61 basis points to 6.9 percent versus 2013.

International Operations
	Fourth Quarter			Full Year
(dollar amounts in millions)	2014	2013	Change	2014	2013	Change
Sales	$898	$1,010	-11.1%	$3,773	$3,969	-5.0%

Operating income	$20	$14	$6	-$21	-$15	-$6
Operating income rate	2.2%	1.3%	84 basis points	-0.6%	-0.4%	-18 basis points

Sales for the fourth quarter of 2014 were $898 million, a decrease of eleven percent in U.S. dollars and a decrease of one percent on a local currency basis compared to 2013. This was primarily driven by a sales decline in the European online business. Comparable store sales in Europe declined two percent during the fourth quarter of 2014, reflecting a decrease in traffic partially offset by an increase in average order size versus the prior year. Operating income rate for International Operations increased 84 basis points to 2.2 percent compared to the fourth quarter of 2013. This increase primarily reflects improved product margins in Europe and aggressive cost management in Europe and Australia.

For the full year 2014, International Operations achieved sales of $3.8 billion, a decrease of five percent in U.S. dollars and a decrease of two percent on a local currency basis compared to 2013. Full year 2014 operating income rate decreased 18 basis points to an operating loss of 0.6 percent compared to the prior year. The company ended the year with 284 stores in Europe.

Outlook

For the first quarter of 2015, the company expects sales to decrease versus the first quarter of 2014. The company expects to achieve fully diluted non-GAAP earnings per share in the range of $0.16 to $0.18 for the first quarter of 2015. This guidance excludes any potential impact on earnings per share related to restructuring and other related activities or costs related to the company’s planned acquisition of Office Depot. The company expects to record pre-tax charges in the range of $15 million to $40 million associated with restructuring and other related activities during the first quarter of 2015. For the full year 2015, the company expects to generate more than $600 million of free cash flow.

Presentation of Non-GAAP Information

This press release presents certain results in 2014 with and without restructuring charges, goodwill and long-lived asset impairment, inventory write-downs, accelerated depreciation, and certain tax items. This press release also presents certain results for 2014 both with and without the impact of fluctuations in foreign currency exchange rates and with and without the impact of store closures. The presentation of these results, as well as the presentation of free cash flow, are non-GAAP financial measures that should be considered in addition to, and should not be considered superior to, or as a substitute for, the presentation of results determined in accordance with GAAP. Management believes that the non-GAAP financial measures enable management and investors to understand and analyze the company’s performance by providing meaningful information that facilitates the comparability of underlying business results from period to period. Management uses these non-GAAP financial measures to evaluate the operating results of the company’s business against prior year results and its operating plan, and to forecast and analyze future periods. Management recognizes there are limitations associated with the use of non-GAAP financial measures as they may reduce comparability with other companies that use different methods to calculate similar non-GAAP measures. Management generally compensates for these limitations by considering GAAP as well as non-GAAP results. In addition, management provides a reconciliation to the most comparable GAAP financial measure. With respect to earnings per share and free cash flow, financial guidance on a GAAP basis has not been provided given that current estimates for charges to be incurred related to restructuring initiatives and the potential related impact on cash flow represent broad ranges which are based on preliminary analysis and are subject to change as plans become finalized.

Today's Conference Call

The company will host a conference call today at 8:00 a.m. (ET) to review these results and its outlook. Investors may listen to the call at http://investor.staples.com.

About Staples

Staples makes it easy to make more happen with more products and more ways to shop. Through its world-class retail, online and delivery capabilities, Staples lets customers shop however and whenever they want, whether it’s in-store, online or on mobile devices. Staples offers more products than ever, such as technology, facilities and breakroom supplies, furniture, safety supplies, medical supplies, and Copy and Print services. Headquartered outside of Boston, Staples operates throughout North and South America, Europe, Asia, Australia and New Zealand. More information about Staples (SPLS) is available at www.staples.com.

Certain information contained in this news release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995 including, but not limited to, the information set forth under “Outlook” and other statements regarding our future business and financial performance. Any statements contained in this news release that are not statements of historical fact should be considered forward-looking statements. You can identify forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates”, and other similar expressions, whether in the negative or affirmative, although not all forward-looking statements include such words. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk, including the review of our assessments by our outside auditor and changes in management’s assumptions and projections. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to: completion of the merger with Office Depot is subject to conditions and if these conditions are not satisfied or waived, the merger will not be completed; combining Staples and Office Depot may be more difficult, costly, or time consuming than expected, and the anticipated benefits and cost savings of the merger may not be realized; we will incur significant indebtedness in connection with the merger with Office Depot, which could reduce our flexibility to operate our business and increase our interest expense; the agreements that will govern the indebtedness to be incurred in connection with the merger with Office Depot may contain various covenants that impose restrictions that may affect our ability to operate our businesses; sales of shares of our common stock before and after the completion of the proposed Office Depot merger may cause the market price of our common stock to fall; Several lawsuits have been filed against us and Office Depot and its directors challenging the proposed merger, and an adverse ruling in such lawsuits may prevent the proposed merger from becoming effective or from becoming effective within the expected timeframe; if we fail to meet the changing needs of our customers our business and financial performance could be adversely affected; we face uncertainties transforming our business, and our inability to successfully implement our strategies could adversely affect our business and financial performance; we have recognized substantial goodwill impairment charges in the past and may be required to recognize additional goodwill impairment charges in the future; we operate in a highly competitive market and we may not be able to continue to compete successfully; global economic conditions could adversely affect our business and financial performance; our international operations expose us to risks inherent in foreign operations; compromises of our information systems or unauthorized access to confidential information or personal information may materially harm our business or damage our reputation; our effective tax rate may fluctuate; fluctuations in foreign exchange rates could lead to lower earnings; we may be unable to attract, train, engage and retain qualified associates; our quarterly operating results are subject to significant fluctuation; our indebtedness could adversely affect us by reducing our flexibility to respond to changing business and economic conditions; our expanded offering of proprietary branded products may not improve our financial performance and may expose us to intellectual property liability, product liability, import/export liability, government investigations and claims, and other risks associated with global sourcing; problems in our information systems and technologies may disrupt our operations; our business may be adversely affected by the actions of and risks associated with third-parties; various legal proceedings may adversely affect our business and financial performance; failure to comply with laws, rules and regulations could negatively affect our business operations and financial performance; and those factors discussed or referenced in our most recent annual report on Form 10-K filed with the SEC, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. In addition, any forward-looking statements represent our estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

STAPLES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands, Except Share Data)
(Unaudited)

	January 31, 2015	February 1, 2014
ASSETS
Current assets:
Cash and cash equivalents	$627,174	$492,532
Receivables, net	1,927,781	1,838,714
Merchandise inventories, net	2,144,447	2,328,299
Deferred income tax assets	224,067	179,566
Prepaid expenses and other current assets	252,954	400,447
Total current assets	5,176,423	5,239,558

Property and equipment:
Land and buildings	947,999	990,324
Leasehold improvements	1,230,740	1,306,987
Equipment	2,824,877	2,778,294
Furniture and fixtures	1,015,737	1,078,876
Total property and equipment	6,019,353	6,154,481
Less: Accumulated depreciation	4,314,421	4,283,762
Net property and equipment	1,704,932	1,870,719

Intangible assets, net of accumulated amortization	335,017	382,700
Goodwill	2,680,029	3,233,597
Other assets	417,327	448,302
Total assets	$10,313,728	$11,174,876

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,866,545	$1,997,494
Accrued expenses and other current liabilities	1,332,308	1,266,974
Debt maturing within one year	91,718	103,982
Total current liabilities	3,290,571	3,368,450

Long-term debt, net of current maturities	1,023,997	1,000,205
Other long-term obligations	685,795	665,386

Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $.0006 par value, 2,100,000,000 shares authorized; issued and outstanding 941,561,541 and 640,320,352 shares at January 31, 2015 and 938,722,858 shares and 652,860,207 shares at February 1, 2014, respectively	565	563
Additional paid-in capital	4,935,415	4,866,467
Accumulated other comprehensive loss	(1,041,195)	(507,154)
Retained earnings	6,829,277	7,001,755
Less: Treasury stock at cost, 301,241,189 shares at January 31, 2015 and 285,862,651 shares at February 1, 2014	(5,419,003)	(5,229,368)
Total Staples, Inc. stockholders’ equity	5,305,059	6,132,263
Noncontrolling interests	8,306	8,572
Total stockholders’ equity	5,313,365	6,140,835
Total liabilities and stockholders’ equity	$10,313,728	$11,174,876

STAPLES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Sales	$5,656,467	$5,873,273	$22,492,360	$23,114,263
Cost of goods sold and occupancy costs	4,170,044	4,366,220	16,691,324	17,081,978
Gross profit	1,486,423	1,507,053	5,801,036	6,032,285
Operating expenses:
Selling, general and administrative	1,188,995	1,154,088	4,816,433	4,735,294
Impairment of goodwill and long-lived assets	433,689	—	469,663	—
Restructuring charges	44,411	—	170,878	64,085
Amortization of intangibles	15,847	14,854	61,691	55,405
Total operating expenses	1,682,942	1,168,942	5,518,665	4,854,784

Gain on sale of businesses, net	—	—	27,495	—

Operating (loss) income	(196,519)	338,111	309,866	1,177,501

Other income (expense):
Interest income	754	444	2,930	4,733
Interest expense	(11,612)	(27,647)	(49,139)	(119,329)
Other income (expense), net	1,566	3,733	4,478	(100)
(Loss) income from continuing operations before income taxes	(205,811)	314,641	268,135	1,062,805
Income tax expense	54,541	102,258	133,609	355,801
(Loss) income from continuing operations	(260,352)	212,383	134,526	707,004
Discontinued operations:
Loss from discontinued operations, net of income taxes	—	—	—	(86,935)
Net (loss) income attributed to Staples, Inc.	$(260,352)	$212,383	$134,526	$620,069

Basic Earnings Per Common Share:
Continuing operations	$(0.41)	$0.33	$0.21	$1.08
Discontinued operations	—	—	—	(0.13)
Net (loss) income	$(0.41)	$0.33	$0.21	$0.95
Diluted Earnings Per Common Share:
Continuing operations	$(0.41)	$0.33	$0.21	$1.07
Discontinued operations	—	—	—	(0.13)
Net (loss) income	$(0.41)	$0.33	$0.21	$0.94

Weighted Average Shares Outstanding:
Basic	637,853	647,116	640,745	651,931
Diluted	637,853	652,225	645,849	658,442

Dividends declared per common share	$0.12	$0.12	$0.48	$0.48

STAPLES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income
(Amounts in Thousands)
(Unaudited)

	13 Weeks Ended
	January 31, 2015	February 1, 2014
Comprehensive (loss) income from consolidated operations	$(657,977)	$149,791
Comprehensive (loss) income attributed to noncontrolling interests	(195)	446
Comprehensive (loss) income attributed to Staples, Inc.	$(657,782)	$149,345

	52 Weeks Ended
	January 31, 2015	February 1, 2014
Consolidated net income	134,526	620,069

Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(403,419)	(126,795)
Disposal of foreign business, net	(1,335)	8,308
Deferred pension and other post-retirement benefit costs, net	(129,553)	737
Other comprehensive (loss), net of tax	(534,307)	(117,750)

Consolidated comprehensive (loss) income	(399,781)	502,319
Comprehensive (loss) income attributed to noncontrolling interests	(266)	631
Comprehensive (loss) income attributed to Staples, Inc.	(399,515)	501,688

STAPLES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Dollar Amounts in Thousands)
(Unaudited)

	52 Weeks Ended
	January 31, 2015	February 1, 2014
Operating Activities:
Consolidated net income	$134,526	$620,069
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	405,181	402,813
Amortization of intangibles	61,691	55,405
(Gain) loss on sale of businesses, net	(27,495)	80,887
Impairment of goodwill and long-lived assets	469,663	—
Inventory write-downs related to restructuring activities	26,307	—
Stock-based compensation	64,123	80,632
Excess tax benefits from stock-based compensation arrangements	(625)	(2,140)
Deferred income tax (benefit) expense	(48,544)	104,786
Other	12,524	(4,348)
Changes in assets and liabilities:
Increase in receivables	(184,003)	(54,418)
Decrease (increase) in merchandise inventories	62,035	(81,130)
Decrease (increase) in prepaid expenses and other assets	138,457	(39,349)
(Decrease) increase in accounts payable	(59,154)	108,392
Decrease in accrued expenses and other liabilities	(24,475)	(89,615)
Increase (decrease) in other long-term obligations	12,727	(73,698)
Net cash provided by operating activities	1,042,938	1,108,286

Investing Activities:
Acquisition of property and equipment	(360,866)	(371,229)
Cash paid for termination of joint venture	—	(34,298)
Proceeds from the sale of property and equipment	4,721	13,350
Sale of businesses, net	58,639	(12,736)
Acquisition of businesses, net of cash acquired	(77,787)	(74,632)
Net cash used in investing activities	(375,293)	(479,545)

Financing Activities:
Proceeds from the exercise of stock options and sale of stock under employee stock purchase plans	48,738	81,257
Proceeds from borrowings	22,618	37,811
Payments on borrowings and capital lease obligations	(49,737)	(910,225)
Purchase of noncontrolling interest	—	(96)
Cash dividends paid	(307,004)	(312,521)
Excess tax benefits from stock-based compensation arrangements	625	2,140
Repurchase of common stock	(207,896)	(340,415)
Net cash used in financing activities	(492,656)	(1,442,049)
Effect of exchange rate changes on cash and cash equivalents	(48,215)	(19,889)
Net increase (decrease) in cash and cash equivalents	126,774	(833,197)
Cash and cash equivalents at beginning of period	492,532	1,334,302
Cash and cash equivalents at end of period	619,306	501,105
Less: Change in cash and cash equivalents attributed to discontinued operations	—	(705)
Add: Cash and cash equivalents attributed to disposal group held for sale at February 1, 2014	7,868	(7,868)
Cash and cash equivalents at the end of the period	$627,174	$492,532

STAPLES, INC. AND SUBSIDIARIES
Segment Reporting
(Dollar Amounts in Thousands)
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
	Sales
North American Stores & Online	$2,698,659	$2,899,522	$10,448,603	$11,103,160
North American Commercial	2,059,371	1,963,381	8,270,682	8,041,613
International Operations	898,437	1,010,370	3,773,075	3,969,490
Total segment sales	$5,656,467	$5,873,273	$22,492,360	$23,114,263

	Business Unit Income (Loss)
North American Stores & Online	$134,636	$175,924	$473,068	$733,465
North American Commercial	145,447	167,168	570,831	603,972
International Operations	19,609	13,538	(21,181)	(15,219)
Business unit income	299,692	356,630	1,022,718	1,322,218
Stock-based compensation	(13,072)	(18,519)	(64,123)	(80,632)
Impairment of goodwill and long-lived assets	(433,689)	—	(469,663)	—
Restructuring charges	(44,411)	—	(170,878)	(64,085)
Gain on sale of businesses, net	—	—	27,495	—
Inventory write-downs	—	—	(26,307)	—
Accelerated depreciation	(5,039)	—	(9,376)	—
Interest and other expense, net	(9,292)	(23,470)	(41,731)	(114,696)
(Loss) income from continuing operations before income taxes	$(205,811)	$314,641	$268,135	$1,062,805

Historically we have evaluated performance and allocated resources based on profit or loss from operations before goodwill and long-lived asset impairment charges, restructuring costs, stock-based compensation, interest and other expense, non-recurring items and the impact of changes in accounting principles ("business unit income"). Beginning in 2014, business unit income also excludes accelerated depreciation and amortization and inventory write-downs associated with restructuring activities.

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Income Statement Disclosures
(Dollar Amounts in Thousands, Except Per Share Data)
(Unaudited)

	13 Weeks Ended
	January 31, 2015
	GAAP	Restructuring charges	Accelerated Depreciation	Impairment of goodwill and long-lived assets	Non-GAAP
Operating (loss) income	$(196,519)	$44,411	$5,039	$433,689	$286,620
Interest and other expense, net	(9,292)				(9,292)
(Loss) income from continuing operations before income taxes	(205,811)				277,328

Income tax expense	54,541				54,541
Adjustments	—				24,836
Adjusted income tax expense	54,541				79,377

(Loss) income from continuing operations	$(260,352)				$197,951

Effective tax rate	(26.5)%				28.6%

Diluted earnings per common share	$(0.41)				0.31

Weighted average common shares outstanding	637,853				637,853
Effect of dilutive securities	—				5,304
Weighted average common shares outstanding assuming dilution	637,853				643,157

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Income Statement Disclosures (continued)
(Dollar Amounts in Thousands, Except Per Share Data)
(Unaudited)

	52 Weeks Ended
	January 31, 2015
	GAAP	Inventory write-downs	Restructuring charges	Accelerated depreciation	Impairment of goodwill & long-lived assets	Gain on sale of businesses, net	Non-GAAP
Gross profit	$5,801,036	$26,307	—	—		—	$5,827,343
Gross profit rate	25.8%						25.9%

Operating income	309,866	26,307	170,878	9,376	469,663	(27,495)	958,595
Interest and other expense, net	41,731						41,731
Income from continuing operations before income taxes	268,135						916,864

Income tax expense	133,609						133,609
Adjustments	—						160,011
Adjusted income tax expense	133,609						293,620

Income from continuing operations	$134,526						$623,244

Effective tax rate	49.8%						32.0%

Diluted earnings per common share	$0.21						$0.96

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Sales Growth
(Unaudited)

Staples.com Sales Growth
	Fourth quarter of fiscal 2014	Fourth quarter of fiscal 2013	Change
GAAP sales	$663,170	$614,073	$49,097
GAAP sales growth	8.0%

Impact of changes in exchange rates	$9,040

Non-GAAP sales	$672,210	$614,073	$58,137
Non-GAAP sales growth	9.5%

	Fiscal 2014	Fiscal 2013	Change
GAAP sales	$2,393,314	$2,233,019	$160,295
GAAP sales growth	7.2%

Impact of changes in exchange rates	$28,549

Non-GAAP sales	$2,421,863	$2,233,019	$188,844
Non-GAAP sales growth	8.5%
	13 Weeks Ended January 31, 2015
	Sales Growth GAAP	Impact of Local Currency	Sales Growth on a Local Currency Basis
Sales:
North American Stores & Online	(6.9)%	1.7%	(5.2)%
North American Commercial	4.9%	0.5%	5.4%
International Operations	(11.1)%	9.8%	(1.3)%
Total sales	(3.7)%	2.7%	(1.0)%
	52 Weeks Ended January 31, 2015
	Sales Growth GAAP	Impact of Local Currency	Sales Growth on a Local Currency Basis
Sales:
North American Stores & Online	(5.9)%	1.4%	(4.5)%
North American Commercial	2.8%	0.5%	3.3%
International Operations	(4.9)%	2.9%	(2.0)%
Total sales	(2.7)%	1.3%	(1.4)%

This presentation refers to growth rates in local currency so that business results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Staples' business performance. To present this information, current period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the prior year average monthly exchange rates.

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Sales Growth (continued)
(Unaudited)

	13 Weeks Ended January 31, 2015	52 Weeks Ended January 31, 2015
GAAP sales growth	(3.7)%	(2.7)%
Impact of change in exchange rates	(2.7)%	(1.3)%
Impact of store closures	(1.8)%	(1.2)%
Non-GAAP sales growth *	0.8%	(0.1)%

* Figures may not foot due to rounding.

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of Free Cash Flow Disclosures
(Dollar Amounts in Thousands)
(Unaudited)

	52 Weeks Ended
	January 31, 2015	February 1, 2014
Net cash provided by operating activities	$1,042,938	$1,108,286
Acquisition of property and equipment	(360,866)	(371,229)
Free cash flow	$682,072	$737,057

Free cash flow is not defined under U.S. GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the company's ability to generate cash and invest in its business.

CONTACT:
Staples, Inc.
Media Contact:
Kirk Saville, 508-253-8530
or
Investor Contact:
Chris Powers/Kevin Barry, 508-253-4632/1487